UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)      July 3, 2008

NEW YORK HEALTH CARE, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York	1-12451	11-2636089
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation	File Number)	Identification No.)

1850 McDonald Avenue, Brooklyn, New York	11223
(Address of Principal Executive Offices)	(Zip Code)

(212) 679-7778
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 8 - Other Events

Item 8.01 Other Events

As previously reported in the Company’s Form 8-K filed on March 10, 2006 with the Securities Exchange Commission (“SEC”), on March 6, 2006, the Company entered into a settlement agreement (“Emerald Settlement Agreement”) with Emerald Asset Management, Inc. (“Emerald”) and Yitz Grossman (“Grossman”) related to the resolution of disputes under a consulting agreement dated June 1, 2001 (the “Emerald Consulting Agreement”) between the Company and Emerald. Under the Emerald Consulting Agreement, Emerald was entitled to $250,000 per year through 2011, additional payments equal to bonuses paid to the Chief Executive Officer of the Company and reimbursement of expenses. In November 2003, the Company terminated the Emerald Consulting Agreement in response to the indictment of one of the officers and directors of its subsidiary, The BioBalance Corporation (“BioBalance”) and Grossman, as previously reported in the Company’s Form 10-K for the year ended December 31, 2003.

Pursuant to the Emerald Settlement Agreement and in order avoid the cost and uncertainty of litigation, the Company agreed to (i) the immediate payment of $700,000 to Emerald, (ii) payment of $22,000 per month for eighteen months beginning January 1, 2006, (iii) the issuance of 400,000 shares of Common Stock, (iv) options to purchase 1,100,000 shares of Common Stock at $0.78 per share until March 1, 2010 and (v) health insurance for Grossman and his family for the eighteen month period ending June 30, 2008 amounting to approximately $35,100. In return, Emerald and Grossman executed a general release of all claims they may have against the Company. The Company granted Emerald a one-time demand registration right and unlimited piggy back registrant rights for the unregistered Common Stock to be issued and underlying the options..

As previously reported in the Company’s Form 8-K filed with the SEC on August 21, 2006, on that date the Company unilaterally rescinded the Emerald Settlement Agreement. This rescission was done without the consent of Emerald and Grossman. The related liability was recorded on the books of the Company at December 31, 2007 in the amount of approximately $1.9 million.

As reported in the Company’s Form-10-Q for the quarter ended March 31, 2008, on April 24, 2008, the Company was contacted by counsel for Emerald and Grossman, demanding that the Company perform its obligations under the Emerald Settlement Agreement. The Company subsequently commenced discussions with Grossman with a view to settling the dispute.

As of the date of the filing of this Form 8-K, the parties have tentatively agreed in principle to the following settlement terms: termination of the Emerald Settlement Agreement and a release by each party of prior claims against the other; an immediate cash payment by the Company to Grossman of $650,000; and a 33-1/3% interest in a newly-formed limited liability company into which BioBalance will contribute its assets, with the Company to retain the remaining 66-2/3% interest in BioBalance. Contemporaneously with the settlement, Grossman would enter into a one-year consulting agreement with BioBalance under which Grossman would be paid a base consulting fee of $180,000 and be reimbursed for approved expenses, with the opportunity to earn up to an additional $180,000 contingent on an increase in the valuation of BioBalance, based on a formula currently being negotiated. The Company would agree to advance $2 million to BioBalance to fund product development and administrative expenses during the one-year consulting term. As reported in the Company’s Form 10-K for the year ended December 31, 2007, the remaining net carrying value of the intellectual property of BioBalance after recording impairment losses was $628,056.

The foregoing proposed settlement terms are not binding on the Company, Emerald and Grossman, who have not yet entered into definitive agreements reflecting these terms, and there can be no assurance that such definitive agreements will be entered into, or that subsequent negotiations will not result in modified terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK HEALTH CARE, INC.
(Registrant)

Date: July 3, 2008	By:	/s/ Murry Englard
Murry Englard, Chief Executive Officer